EXHIBIT 5.1

[LETTERHEAD OF CAIRNCROSS & HEMPELMANN, P.S.]

March 20, 2003

Jones Soda Co.

234 Ninth Avenue North

Seattle, Washington 98109

Re: Registration Statement on Form S-8 of Shares of Common Stock of Jones Soda Co.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission with respect to up to an aggregate of 3,750,000 shares of Common Stock, without par value, reserved for issuance upon exercise of options which have been or may be granted under the Company’s 2002 Stock Option Plan (the “2002 Plan”).

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that the shares of common stock that may be issued pursuant to the 2002 Plan have been duly authorized and that, upon the sale and issuance thereof by the Company in accordance with the terms of the 2002 Plan and the receipt of consideration therefor in accordance with the terms of the 2002 Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CAIRNCROSS & HEMPELMANN, P.S.